For immediate release Financial Contact: Sarah Cook Knowles Investor Relations Email: Investorrelations@knowles.com Knowles Appoints Laura Angelini to its Board of Directors ITASCA, Ill., December 9, 2024 — Knowles Corporation (NYSE: KN), a leading global supplier of high-performance electronics for demanding applications, including capacitors and radio frequency (“RF”) filters, advanced medtech microphones, and balanced armature speakers, today announced the appointment of Laura Angelini as an independent director to the Company’s Board of Directors. Ms. Angelini has 30 years of experience in the medical device and healthcare industry. She most recently served as General Manager of the Renal Care Global Business Unit at Baxter International Inc., from 2016 to 2021. Prior to that, Ms. Angelini served in various roles at Johnson & Johnson from 1991 to 2016, including as President of North America and Global Franchise Development of Vision Care from 2013 to 2016, Vice-President of Global Strategic Marketing of Ethicon from 2012 to 2013, and Vice President of Medical Devices & Diagnostics of Eastern Europe from 2010 to 2011. Ms. Angelini currently serves as a member of the board of directors of DCC plc, and Identiv, Inc. and as a member of the board of trustees of Jacksonville University. “We are delighted to welcome Laura to Knowles’ Board of Directors. Her extensive executive, global and strategic marketing experience with large, multinational manufacturing companies in the medical device industry and her insights into the healthcare and medical markets will benefit Knowles as we continue the Company’s strategic transformation to focus on higher value markets and products and to enhance shareholder value,” said Don Macleod, chairman of the board of Knowles. Ms. Angelini will also serve as a member of the Compensation Committee of Knowles’ Board of Directors. About Knowles Knowles is a market leader and global provider of high-performance capacitors and radio frequency ("RF") filtering products, and advanced micro-acoustic microphones and balanced armature speakers, serving the medtech, defense, electric vehicle, and industrial markets. Knowles' focus on the customer, combined with unique technology, proprietary manufacturing techniques, and global operational expertise, enables us to deliver innovative solutions across multiple applications. Founded in 1946 and headquartered in Itasca, Illinois, Knowles is a global organization with employees in 11 countries. The Company continues to invest in high value solutions to diversify its revenue and increase exposure to high growth markets. For more information, visit knowles.com.